Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Apartment Investment and Management Company and AIMCO Properties, L.P. for the registration of debt securities of Apartment Investment and Management Company and AIMCO Properties, L.P. and preferred stock, Class A common stock, warrants, and guarantees of Apartment Investment and Management Company and to the incorporation by reference therein of our reports dated February 21, 2014, with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company and AIMCO Properties, L.P., and the effectiveness of internal control over financial reporting of Apartment Investment and Management Company and AIMCO Properties, L.P., included in the Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Denver, Colorado

April 8, 2014